As filed with the Securities and Exchange Commission on August 28, 2013.

Registration No. 333-188797

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CECO Environmental Corp.

(Exact name of registrant as specified in its charter)

Delaware	3564	13-2566064
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4625 Red Bank Road, Suite 200

Cincinnati, Ohio 45227

(513) 458-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Lang

Chief Executive Officer

4625 Red Bank Road, Suite 200

Cincinnati, Ohio 45227

Telephone: (513) 458-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie J. Weiss Barnes & Thornburg LLP One North Wacker Drive Suite 4400 Chicago, Illinois 60606 Telephone: (312) 214-4864	Jeffrey H. Nicholas Vincent A. Vietti Fox Rothschild LLP 2000 Market Street, 20th Floor Philadelphia, Pennsylvania 19103 Telephone: (215) 918-3639

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the registration statement becomes effective and all other conditions to the proposed mergers described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

This post–effective Amendment No. 1 to CECO Environmental Corp.’s Registration Statement on Form S–4 (Registration No. 333-188797) originally filed with the Securities and Exchange Commission on May 23, 2013 (as amended by Amendment No. 1, filed July 3, 2013, and Amendment No. 2, filed July 22, 2013), is being filed for the sole purpose of amending the exhibit index to include Exhibits No. 2.2, 8.3, 8.4, 23.7 and 23.8 filed herewith.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

Exhibits

2.1	Agreement and Plan of Merger by and among Met-Pro Corporation, CECO Environmental Corp., Mustang Acquisition Inc. and Mustang Acquisition II Inc., dated as of April 21, 2013 (included as Annex A to the joint proxy statement/prospectus that is a part of this registration statement)*

2.2	Amendment No. 1 to Agreement and Plan of Merger by and among Met-Pro Corporation, CECO Environmental Corp., Mustang Acquisition Inc. and Mustang Acquisition II LLC (formerly known as Mustang Acquisition II Inc.), dated as of August 5, 2013 (incorporated by reference to Exhibit 2.1 to the Form 8-K filed by CECO Environmental Corp. on August 8, 2013)

5.1	Opinion of Barnes & Thornburg LLP, regarding the legality of the securities being issued**

8.1	Opinion of Barnes & Thornburg LLP, regarding certain tax matters**

8.2	Opinion of Fox Rothschild LLP, regarding certain tax matters**

8.3	Opinion of Barnes & Thornburg LLP, regarding U.S. tax matters (delivered to CECO Environmental Corp. at the closing of the mergers)

8.4	Opinion of Fox Rothschild LLP, regarding U.S. tax matters (delivered to Met-Pro Corporation at the closing of the mergers)

10.1	Voting Agreement of Icarus Investment Corp., Phillip DeZwirek and Jason DeZwirek, dated April 21, 2013 (included as Annex B to the joint proxy statement/prospectus that is a part of this registration statement)

10.2	Form of Lockup Agreement between certain stockholders of CECO Environmental Corp., dated April 21, 2013 (included as Annex C to the joint proxy statement/prospectus that is a part of this registration statement)

23.1	Consent of BDO USA, LLP**

23.2	Consent of BDO Audit & Assurance B.V.**

23.3	Consent of Marcum LLP**

23.4	Awareness Letter of Marcum LLP**

23.5	Consents of Barnes & Thornburg LLP (included in Exhibits 5.1** and 8.1**)

23.6	Consent of Fox Rothschild LLP (included in Exhibit 8.2**)

23.7	Consent of Barnes & Thornburg LLP (included in Exhibit 8.3)

23.8	Consent of Fox Rothschild LLP (included in Exhibit 8.4)

24.1	Power of Attorney**

99.1	Form of Proxy Card for CECO Environmental Corp.**

99.2	Form of Proxy Card for Met-Pro Corporation**

99.3	Form of Election Form**

99.4	Consent of William Blair & Company, L.L.C.**

99.5	Consent of Jefferies LLC**

*	Schedules and exhibits have been omitted pursuant to item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 28th day of August, 2013.

CECO ENVIRONMENTAL CORP.

By:	/s/ Jeffrey Lang
Jeffrey Lang
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Lang Jeffrey Lang	Principal Executive Officer and Director	August 28, 2013

* Benton L. Cook	Principal Financial Officer and Controller	August 28, 2013

* Jason DeZwirek	Chairman of the Board and Director	August 28, 2013

* Arthur Cape	Director	August 28, 2013

* Eric M. Goldberg	Director	August 28, 2013

* Ronald E. Krieg	Director	August 28, 2013

* Jonathan Pollack	Director	August 28, 2013

* Seth Rudin	Director	August 28, 2013

* Donald A. Wright	Director	August 28, 2013

* By:	/s/ Jeffrey Lang
Jeffrey Lang, Attorney in Fact

Exhibit Index

Exhibits

2.1	Agreement and Plan of Merger by and among Met-Pro Corporation, CECO Environmental Corp., Mustang Acquisition Inc. and Mustang Acquisition II Inc., dated as of April 21, 2013 (included as Annex A to the joint proxy statement/prospectus that is a part of this registration statement)*

2.2	Amendment No. 1 to Agreement and Plan of Merger by and among Met-Pro Corporation, CECO Environmental Corp., Mustang Acquisition Inc. and Mustang Acquisition II LLC (formerly known as Mustang Acquisition II Inc.), dated as of August 5, 2013 (incorporated by reference to Exhibit 2.1 to the Form 8-K filed by CECO Environmental Corp. on August 8, 2013)

5.1	Opinion of Barnes & Thornburg LLP, regarding the legality of the securities being issued**

8.1	Opinion of Barnes & Thornburg LLP, regarding certain tax matters**

8.2	Opinion of Fox Rothschild LLP, regarding certain tax matters**

8.3	Opinion of Barnes & Thornburg LLP, regarding U.S. tax matters (delivered to CECO Environmental Corp. at the closing of the mergers)

8.4	Opinion of Fox Rothschild LLP, regarding U.S. tax matters (delivered to Met-Pro Corporation at the closing of the mergers)

10.1	Voting Agreement of Icarus Investment Corp., Phillip DeZwirek and Jason DeZwirek, dated April 21, 2013 (included as Annex B to the joint proxy statement/prospectus that is a part of this registration statement)

10.2	Form of Lockup Agreement between certain stockholders of CECO Environmental Corp., dated April 21, 2013 (included as Annex C to the joint proxy statement/prospectus that is a part of this registration statement)

23.1	Consent of BDO USA, LLP**

23.2	Consent of BDO Audit & Assurance B.V.**

23.3	Consent of Marcum LLP**

23.4	Awareness Letter of Marcum LLP**

23.5	Consents of Barnes & Thornburg LLP (included in Exhibits 5.1** and 8.1**)

23.6	Consent of Fox Rothschild LLP (included in Exhibit 8.2**)

23.7	Consent of Barnes & Thornburg LLP (included in Exhibit 8.3)

23.8	Consent of Fox Rothschild LLP (included in Exhibit 8.4)

24.1	Power of Attorney**

99.1	Form of Proxy Card for CECO Environmental Corp.**

99.2	Form of Proxy Card for Met-Pro Corporation**

99.3	Form of Election Form**

99.4	Consent of William Blair & Company, L.L.C.**

99.5	Consent of Jefferies LLC**

*	Schedules and exhibits have been omitted pursuant to item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.
**	Previously filed.